Exhibit 3.10

ERIE INDEMNITY COMPANY
AMENDED AND RESTATED BYLAWS
April 30, 2019

ARTICLE I

Offices
Section 1.01.    Principal Office. The principal office of Erie Indemnity Company, a Pennsylvania business corporation, shall be located in the City of Erie, Pennsylvania.
ARTICLE II

Meetings of Shareholders
Section 2.01.    Annual Meeting. The Annual Meeting of Shareholders shall be held prior to the first day of July each year, at a day and time fixed by the Board of Directors. At the Annual Meeting, the holders of the Class B Shares (the “Voting Shareholders”) shall elect Directors and shall transact such other business as may properly be brought before the meeting. In elections for Directors, voting need not be by ballot, except upon demand made by a Voting Shareholder at the election and before the voting begins. A Director nominee shall only be elected if the total votes cast by the Voting Shareholders “FOR” the election of such Director nominee represents a majority of the Class B Shares outstanding and entitled to vote at such meeting. (The provisions of this Section 2.01 were adopted by the Shareholders on May 5, 2009.)
Section 2.02.    Special Meetings.
(a)    Call of Special Meetings. Special meetings of the Shareholders may be called at any time by:

(1)	the Chairman of the Board,

(2)	the Chief Executive Officer,

(3)	the Board of Directors,

(4)	the Chairman of the Executive Committee, or

(5)	Shareholders entitled to cast at least twenty percent (20%) of the votes that all Shareholders are entitled to cast at the particular meeting.

(b)    Fixing of Time for Meeting. At any time, upon written request of any person who has called a special meeting, it shall be the duty of the Secretary to fix the day and time of the meeting, which shall be held not more than forty-five (45) days after the receipt of the request. If the Secretary neglects or refuses to fix the day and time of the meeting, the person or persons calling the meeting may do so.
Section 2.03.    Place of Meeting. The place of meeting for any Annual or Special Meeting of Shareholders of the corporation shall be at the principal office of the corporation, unless another place is designated by the Board of Directors in the notice of the meeting.
Section 2.04.    Notice of Meeting.
(a)    General Rule. Written notice of every meeting of the Shareholders stating the place, day and time of the meeting shall be given by, or at the direction of, the Secretary to each Shareholder of record entitled to vote at the meeting at least:

(1)	ten (10) days prior to the day named for a meeting called to consider a fundamental transaction under 15 Pa.C.S. Chapter 19; or

(2)	five (5) days prior to the day named for the meeting in any other case.
If the Secretary neglects or refuses to give notice of a meeting, the person or persons calling the meeting may do so. In the case of a Special Meeting of Shareholders, the notice shall specify the general nature of the business to be transacted.
(b)    Manner of Giving Notice. Whenever written notice is required to be given to any Shareholder, it may be given either personally or by sending a copy thereof by first class or express mail, postage prepaid, or courier service, charges prepaid, or by facsimile, to the address (or to the facsimile or telephone number) of the Shareholder appearing on the books of the corporation. If the notice is sent by mail or courier service, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a courier service for delivery to that person or in the case of facsimile, when received.
(c)    Adjourned Shareholder Meetings. When a meeting of Shareholders is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the Board fixes a new record date for the adjourned meeting.
(d)    Notice of Action by Shareholders on Bylaws. In the case of a meeting of Shareholders that has as one (1) of its purposes action on the bylaws, written notice shall be given to each Shareholder that the purpose, or one (1) of the purposes, of the meeting is to consider the adoption, amendment or repeal of the bylaws. There shall be included in, or enclosed with, the notice a copy of the proposed amendment or a summary of the changes to be effected thereby.

Section 2.05.    Quorum.
(a)    General Rule. A meeting of Shareholders of the corporation duly called shall not be organized for the transaction of business unless a quorum is present. The presence, in person or by proxy, of Shareholders entitled to cast at least a majority of the votes that all Shareholders are entitled to cast on a particular matter to be acted upon at the meeting shall constitute a quorum for the purposes of consideration and action on the matter. Shares of the corporation owned, directly or indirectly, by it and controlled, directly or indirectly, by the Board of Directors of this corporation, as such, shall not be counted in determining the total number of outstanding shares for quorum purposes at any given time.
(b)    Withdrawal of a Quorum. The Shareholders present at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough Shareholders to leave less than a quorum.
(c)    Adjournment for Lack of Quorum. If a meeting cannot be organized because a quorum has not attended, those present may, except as provided in the Business Corporation Law, adjourn the meeting to such time and place as they may determine.
(d)    Adjournments Generally. Any meeting at which Directors are to be elected shall be adjourned only from day to day, or for such longer periods not exceeding fifteen (15) days each as the Shareholders present and entitled to vote shall direct, until the Directors have been elected. Any other regular or special meeting may be adjourned for such period as the Shareholders present and entitled to vote shall direct.
Section 2.06.    Informal Action by Class B Shareholders. Any action required or permitted to be taken at a meeting of the Shareholders may be taken without a meeting if a consent or consents thereto signed by the holders of a majority of the Class B Shares then outstanding shall be filed in writing with the Secretary of the corporation.
Section 2.07.    Shareholder Proposals. (The provisions of this Section 2.07 were adopted by the Shareholders on May 5, 2009.)
(a) Shareholder Proposals Relating to Candidates for Election as Directors.

(1) Nominations of persons for election to the Board of Directors may be made at any meeting of Shareholders at which Directors are to be elected (i) by the Board of Directors upon the recommendation of the Nominating and Governance Committee of the Board of Directors (the “Nominating Committee”), or (ii) by any Voting Shareholder.

(2) Without in any way limiting the right of any Voting Shareholder to nominate candidates for election as Directors in accordance with clause (1) of this Section 2.07(a), a Shareholder, whether or not entitled to vote in the election of Directors, may propose to the Nominating Committee for its consideration and review one (1) or more persons whom the

Shareholder believes would be appropriate candidates for election by Shareholders as a Director at the next Annual Meeting of Shareholders (a “Written Proposal”). Such Written Proposal shall be made by notice in writing, addressed to the Nominating and Governance Committee, delivered in person or by first class United States mail postage prepaid or by reputable overnight delivery service, to the attention of the Secretary of the corporation who will coordinate delivery of the proposal to the Nominating Committee, at the principal office of the corporation, and must be received not later than 5:00 p.m., Eastern Time, on the last business day of the calendar year prior to the calendar year in which such Annual Meeting of Shareholders is to be held.

(3) A Written Proposal shall set forth (A) the name and address of the Shareholder who has made the proposal, (B) the name, age, business address and, if known, residence address of each person so proposed, (C) the principal occupation or employment of each person so proposed for the past five (5) years, (D) the number of shares of capital stock of the corporation beneficially owned within the meaning of Rule 13d-3 promulgated by the U.S. Securities and Exchange Commission (“SEC”) by each person so proposed and the earliest date of acquisition of any such capital stock, (E) a description of any verbal or written arrangement or understanding between each person so proposed and the proposing Shareholder with respect to such person's proposal, election as a Director and actions to be proposed or taken by such person if elected as a Director, (F) the written consent of each person so proposed to serve as a Director if nominated and elected as a Director and (G) such other information regarding each such person as would be required under the proxy solicitation rules of the SEC if proxies were to be solicited for the election as a Director of each person so proposed.

(4) If a Written Proposal submitted to the Nominating Committee fails, in the reasonable judgment of the Nominating Committee, to contain the information specified in clause (3) hereof or is otherwise deficient, the Chairman of the Nominating Committee shall, as promptly as is practicable under the circumstances, provide written notice to the Shareholder of such failure or deficiency in the Written Proposal by such Shareholder and such Shareholder shall have five (5) business days from receipt of such notice to submit a revised Written Proposal that corrects such failure or deficiency in all material respects.
(b) Shareholder Proposals Relating to Matters Other Than Candidates for Election as Directors.

(1) A Voting Shareholder of the corporation may bring a matter (other than a nomination of a candidate for election as a Director which is covered by subsection (a) of this Section 2.07) before a meeting of Shareholders only if such matter is a proper matter for Shareholder action.

(2) A Shareholder of the corporation other than a Voting Shareholder (a “Non-Voting Shareholder”) may propose a matter (other than a proposal to the Nominating Committee of a candidate for election as a Director which is covered by subsection (a) of this Section 2.07) to the Board of Directors for the Board of Directors to consider bringing before an Annual Meeting of Shareholders (in its sole discretion) only if such matter is a proper matter for Shareholder action and such Non-Voting Shareholder shall have provided notice in writing, delivered in person or by first class United States mail postage prepaid or by reputable overnight delivery service, to the Secretary of the corporation at the principal office of the corporation, not later than 5:00 p.m., Eastern Time, on the last business day of the calendar year prior to the calendar year in which such Annual Meeting of Shareholders is to be held. Such notice shall set forth information regarding such matter equivalent to the information regarding such matter that would be required under the proxy solicitation rules of the SEC if proxies were solicited for Shareholder consideration of such matter at an Annual Meeting of Shareholders.

(3)    If a written notice of a proposal of a matter to the Board of Directors submitted by a Non-Voting Shareholder to the Board of Directors fails, in the reasonable judgment of the Board of Directors or a designee of the Board, to contain the information specified in clause (2) hereof or is otherwise deficient, the Chairperson of the Board of Directors shall, as promptly as is practicable under the circumstances, provide written notice to the Non-Voting Shareholder who submitted the written notice of such failure or deficiency in the written notice and such Non-Voting Shareholder shall have five (5) business days from receipt of such notice to submit a revised written notice that corrects such failure or deficiency in all material respects.
Section 2.08.    Waiver of Notice. Whenever any written notice is required to be given to any Shareholder, a waiver thereof in writing signed by the Shareholder entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of the notice. Attendance of a person at any meeting shall constitute a waiver of notice of the meeting except where a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.
Section 2.09.    Voting and Other Action by Proxy.
(a)    General Rule.
(1)    Every Shareholder entitled to vote at a meeting of Shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person to act for the Shareholder by proxy.
(2)    The presence of, or vote or other action at a meeting of Shareholders by, or expression of consent or dissent to corporate action in writing by, a proxy of a Shareholder shall constitute the presence of, or vote or action by, or written consent or dissent of, such Shareholder.
(3)    Where two (2) or more proxies of a Shareholder are present, the corporation shall, unless otherwise expressly provided in the proxy, accept as the vote of all shares represented thereby the vote cast by a majority of them and, if a majority of the proxies cannot agree whether the shares represented shall be voted or upon the manner of voting the shares, the voting of the shares shall be divided equally among those persons.

(b)    Minimum Requirements. Every proxy shall be executed in writing by the Shareholder or by the duly authorized attorney-in-fact of the Shareholder and filed with the Secretary of the corporation. A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until written notice thereof has been given to the Secretary of the corporation. An unrevoked proxy shall not be valid after three (3) years from the date of its execution unless a longer time is expressly provided therein. A proxy shall not be revoked by the death or incapacity of the maker unless, before the vote is counted or the authority is exercised, written notice of the death or incapacity is given to the Secretary of the corporation.
(c)    Expenses. Unless otherwise restricted in the articles, the corporation shall pay the reasonable expenses of solicitation of votes, proxies or consents of Shareholders by or on behalf of the Board of Directors or its nominees for election to the Board, including solicitation by professional proxy solicitors and otherwise.
Section 2.10.    Voting by Fiduciaries and Pledgees. Shares of the corporation standing in the name of a trustee or other fiduciary and shares held by an assignee for the benefit of creditors or by a receiver may be voted by the trustee, fiduciary, assignee or receiver. A Shareholder whose shares are pledged shall be entitled to vote the shares until the shares have been transferred into the name of the pledgee, or a nominee of the pledgee, but nothing in this Section 2.10 shall affect the validity of a proxy given to a pledgee or nominee.
Section 2.11.    Voting by Joint Holders of Shares.
(a)    General Rule. Where shares of the corporation are held jointly or as tenants in common by two (2) or more persons, as fiduciaries or otherwise:

(1)
if only one (1) or more of such persons is present in person or by proxy, all of the shares standing in the names of such persons shall be deemed to be represented for the purpose of determining a quorum and the corporation shall accept as the vote of all the shares the vote cast by a joint owner or a majority of them; and

(2)
if the persons are equally divided upon whether the shares held by them shall be voted or upon the manner of voting the shares, the voting of the shares shall be divided equally among the persons without prejudice to the rights of the joint owners or the beneficial owners thereof among themselves.

(b)    Exception. If there has been filed with the Secretary of the corporation a copy, certified by an attorney-at-law to be correct, of the relevant portions of the agreement under which the shares are held or the instrument by which the trust or estate was created or the order of court appointing them or of an order of court directing the voting of the shares, the persons specified as having such voting power in the document latest in date of operative effect so filed, and only those persons, shall be entitled to vote the shares but only in accordance therewith.

Section 2.12.    Voting by Corporations.
(a)    Voting by Corporate Shareholders. Any corporation that is a Shareholder of this corporation may vote by any of its officers or agents, or by proxy appointed by any officer or agent, unless some other person, by resolution of the Board of Directors of the other corporation or a provision of its articles or bylaws, a copy of which resolution or provision certified to be correct by one (1) of its officers has been filed with the Secretary of this corporation, is appointed its general or special proxy in which case that person shall be entitled to vote the shares.
(b)    Controlled Shares. Shares of this corporation owned, directly or indirectly, by it and controlled, directly or indirectly, by the Board of Directors of this corporation, as such, shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares for voting purposes at any given time.
Section 2.13.    Determination of Shareholders of Record.
(a)    Fixing Record Date. The Board of Directors may fix a time prior to the date of any meeting of Shareholders as a record date for the determination of the Shareholders entitled to notice, or to vote at, the meeting, which time, except in the case of an adjourned meeting, shall be not more than ninety (90) days prior to the date of the meeting of Shareholders. Only Shareholders of record on the date fixed shall be so entitled notwithstanding any transfer of shares on the books of the corporation after any record date fixed as provided in this subsection (a). The Board of Directors may similarly fix a record date for the determination of Shareholders of record for any other purpose. When a determination of Shareholders of record has been made as provided in this Section 2.13 for purposes of a meeting, the determination shall apply to any adjournment thereof unless the Board fixes a new record date for the adjourned meeting.
(b)    Determination When a Record Date Is Not Fixed. If a record date is not fixed:

(1)
The record date for determining Shareholders entitled to notice of or to vote at a meeting of Shareholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held.

(2)
The record date for determining Shareholders entitled to express consent or dissent to corporate action in writing without a meeting, when prior action by the Board of Directors is not necessary, shall be the close of business on the day on which the first written consent or dissent is filed with the Secretary of the corporation.

(3)	The record date for determining Shareholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 2.14.    Voting Lists.
(a)    General Rule. The officer or agent having charge of the transfer books for shares of the corporation shall make a complete list of the Shareholders entitled to vote at any meeting of Shareholders, arranged in alphabetical order, with the address of and the number of shares held by each. The list shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any Shareholder during the whole time of the meeting for the purposes thereof.
(b)    Effect of List. Failure to comply with the requirements of this Section 2.14 shall not affect the validity of any action taken at a meeting prior to a demand at the meeting by any Shareholder entitled to vote thereat to examine the list. The original share register or transfer book, or a duplicate thereof kept in this Commonwealth, shall be prima facie evidence as to who are the Shareholders entitled to examine the list or share register or transfer book or to vote at any meeting of Shareholders.
Section 2.15.    Judges of Election.
(a)    Appointment. In advance of any meeting of Shareholders of the corporation, the Board of Directors may appoint Judges of Election, who need not be Shareholders, to act at the meeting or any adjournment thereof. If Judges of Election are not so appointed, the presiding officer of the meeting may, and on the request of any Shareholder shall, appoint Judges of Election at the meeting. The number of Judges shall be one (1) or three (3). A person who is a candidate for office to be filled at the meeting shall not act as a Judge.
(b)    Vacancies. In case any person appointed as a Judge fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the Board of Directors in advance of the convening of the meeting or at the meeting by the presiding officer thereof.
(c)    Duties. The Judges of Election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies, receive votes or ballots, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes, determine the result and do such acts as may be proper to conduct the election or vote with fairness to all Shareholders. The Judges of Election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three (3) Judges of Election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all.
(d)    Report. On request of the presiding officer of the meeting, or of any Shareholder, the Judges shall make a report in writing of any challenge or question or matter determined by them, and execute a certificate of any fact found by them. Any report or certificate made by them shall be prima facie evidence of the facts stated therein.

Section 2.16. Presiding Officer. If a meeting of Shareholders is properly and lawfully convened and the Chairman of the Board and the Vice Chairman of the Board (if any) are both absent, then the Chief Executive Officer shall preside over the meeting.
ARTICLE III

Directors
Section 3.01.    General Powers. All powers vested by law in the corporation shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, the Board of Directors.
Section 3.02.    Number, Tenure and Qualifications. The Board of Directors shall consist of not less than seven (7), nor more than sixteen (16), Directors (the exact number to be fixed from time to time by resolution of the Board), the majority of whom shall be citizens and residents of the United States, each of whom shall be at least eighteen (18) years of age, elected at the Annual Meeting of Shareholders, to serve until the ensuing Annual Meeting and until a successor is elected and qualified or until his or her earlier death, resignation or removal. Not less than one-third (1/3) of the Directors shall be persons who are not officers or employees of the corporation or of any entity controlling, controlled by, or under common control with the corporation and who are not beneficial owners of a controlling interest in the voting securities of the corporation. "Control," "controlling," "controlled by" and "under common control with" as used herein, shall be given those meanings prescribed by Section 1201 of Pennsylvania Act 178 of 1992 (40 P.S. §991.1401).
Section 3.03.    Meetings. The Annual Meeting of the Board of Directors shall be held immediately after the Annual Meeting of Shareholders for the purpose of organization and the election of officers, and notice thereof shall be given in the same manner as hereinbefore provided in the case of the Annual Meeting of Shareholders. The Board of Directors shall provide, by resolution, for the holding of at least four (4) regular meetings including the annual meeting on specified days or dates without notice. Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board or by the President, or by at least three (3) Directors. Written notice of every special meeting of the Board of Directors stating the place, day and time of the meeting shall be given not less than five (5) days before the meeting, either personally or by first class or express mail or courier services, charges prepaid, or by facsimile or email. If the notice is sent by mail or courier service, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a courier service for delivery to that person and in the case of facsimile or email, when received.
Section 3.04.    Waiver of Notice. Whenever any written notice is required to be given to any Director, a waiver thereof in writing signed by the Director entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of the notice. Attendance of a person at any meeting shall constitute a waiver of notice of the meeting except where a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

Section 3.05.    Quorum. A majority of the Directors in office of the corporation shall be necessary to constitute a quorum for the transaction of business; provided, however, that a quorum shall consist of at least five (5) Directors if the Board consists of only seven (7) Directors. At least one (1) Director who is not an officer or employee of the corporation or of any entity controlling, controlled by or under common control with the corporation and who is not a beneficial owner of a controlling interest in the voting securities of the corporation must be present for a quorum of Directors. The acts of a majority of the Directors present and voting at a meeting at which a quorum is present shall be the acts of the Board of Directors.
Section 3.06.    Limiting Liability of Directors.
(a)    A Director of the corporation shall stand in a fiduciary relation to the corporation and shall perform his duties as a Director, including his duties as a member of any committee of the Board of Directors upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the corporation, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his duties, a Director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

(1)	One (1) or more officers or employees of the corporation whom the Director reasonably believes to be reliable and competent in the matters present, or

(2)	Counsel, public accountants or other persons as to matters which the Director reasonably believes to be within the professional or expert competence of such persons, or

(3)
A committee of the Board of Directors upon which he does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the Director reasonably believes to merit confidence.

A Director shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause his reliance to be unwarranted.
(b)    In discharging the duties of their respective positions, the Board of Directors, committees of the Board of Directors and individual Directors, may, in considering the best interests of the corporation, consider the effects of any action upon employees, upon suppliers and customers of the corporation and upon communities in which offices or other establishments of the corporation are located, and all other pertinent factors. The consideration of these factors shall not constitute a violation of subsection (a) of this Section 3.06.

(c)    Absent breach of fiduciary duty, lack of good faith or self-dealing, any action taken as a Director or any failure to take any action as a Director shall be presumed to be in the best interests of the corporation.
(d)    Section 1715 of 15 Pa.C.S. shall not be applicable to the corporation. (Added April 27, 1991.)
(e)    A Director of the corporation shall not be personally liable for monetary damages as such for any action taken, or any failure to take any action, unless:

(1)	The Director has breached or failed to perform his duties of his office under subsections (a), (b) and (c) of this Section 3.06, and

(2)	The breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.
(f)    The provisions of subsection (e) of this Section 3.06 shall not apply to:

(1)	The responsibility or liability of a Director pursuant to any criminal statute, or

(2)	The liability of a Director for the payment of taxes pursuant to local, state or federal law.
Section 3.07.    Executive Committee.
(a)    Appointment and Duties. The Board of Directors shall appoint annually an Executive Committee which, except as provided in subsection (c) of this Section 3.07, shall have and exercise all power and authority of the Board of Directors between meetings of the Board. The Executive Committee shall consist of not less than three (3) Directors including the Chairman of the Board (but only during such periods as he or she is not serving as the Chief Executive Officer of the corporation) who shall be Chairman of the Executive Committee, unless another member shall be designated by resolution of the Board. Not less than one-third (1/3) of the committee must be Directors who are not officers or employees of the corporation or of any entity controlling, controlled by, or under common control with the corporation.
(b)    Meetings. The Executive Committee shall meet at any time and place designated and with at least six (6) hours' prior oral or written notice given by or on behalf of the Chairman of the Executive Committee, and shall report promptly to the entire Board of Directors the substance of any action taken by the Executive Committee, which action may be changed by the Board without prejudice to any rights granted or created following any such action by the Executive Committee and prior to any such subsequent action of the Board.
(c)    Limitation on Authority. The Executive Committee shall not have any power or authority as to the following:

(1)	The submission to Shareholders of any action requiring approval of Shareholders under the Business Corporation Law.

(2)	The creation or filling of vacancies in the Board of Directors.

(3)	The adoption, amendment or repeal of these bylaws.

(4)	The amendment or repeal of any resolution of the Board that by its terms is amendable or repealable only by the Board.

(5)	Action on matters committed by these bylaws or a resolution of the Board of Directors to another committee of the Board.
Section 3.08.    Audit Committee. The Board of Directors shall appoint annually an Audit Committee (“Audit Committee”) which shall consist of not less than three (3) Directors each of whom is not an officer or employee of the corporation or of any entity controlling, controlled by, or under common control with the corporation and who is not a beneficial owner of a controlling interest in the voting stock of the corporation or any such entity. The Audit Committee shall have responsibility for the selection of independent certified public accountants and reviewing the corporation’s financial condition, the scope and results of the independent audit and any internal audit. The Audit Committee shall perform such other duties as from time to time may be assigned by the Board of Directors, as provided for in the Audit Committee Charter approved by the Board of Directors and as may be required by the rules and regulations of the applicable regulatory authorities.
Section 3.09.    Nominating and Governance Committee. The Board of Directors shall appoint annually a Nominating and Governance Committee ("Nominating Committee") which shall consist of not less than three (3) Directors, each of whom is not an officer or employee of the corporation or of any entity controlling, controlled by, or under common control with the corporation. The Nominating Committee shall have responsibility for recommending to the Board of Directors candidates to be nominated by the Board of Directors, in addition to any other nominations by Voting Shareholders, for election as Directors by Voting Shareholders. The Nominating Committee shall also have responsibility, after consultation with the Executive Compensation and Development Committee or such other committees of the Board of Directors or Executive or Senior Officers of the corporation that the Nominating Committee reasonably believes has relevant knowledge and expertise, for recommending to the Board of Directors the selection of the officers deemed to be principal officers of the corporation. The Nominating Committee shall perform such other duties as from time to time may be assigned by the Board of Directors, as provided for in the Nominating and Governance Committee Charter approved by the Board of Directors and as may be required by the rules and regulations of the applicable regulatory authorities.
Section 3.10.    Executive Compensation and Development Committee. The Board of Directors shall appoint annually an Executive Compensation and Development Committee ("Compensation Committee") which shall consist of not less than three (3) Directors each of whom is not an officer or employee of the corporation or of any entity controlling, controlled by, or under common control with the corporation. The Compensation Committee shall have responsibility for evaluating the performance of officers deemed to be principal officers of the corporation and recommending to the Board of Directors the compensation of the principal officers. The Compensation Committee shall perform such other duties as from time to time may be assigned by the Board of Directors, as provided for in the Executive Compensation & Development Committee Charter approved by the Board of Directors and as may be required by the rules and regulations of the applicable regulatory authorities.
Section 3.11.    Alternate Committee Members. The Board of Directors may designate one (1) or more Directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee or for the purpose of any written action by the committee. In the absence or disqualification of a member and alternate member or members of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another Director to act at the meeting in the place of the absent or disqualified member.
Section 3.12.    Other Committees. The Board of Directors may designate from time to time any other committees having such duties as the Board of Directors may deem necessary and appropriate. The Board may set the number of members of any such committee and may appoint such members. Not less than one-third (1/3) of any committee created hereunder must be Directors who are not officers or employees of the corporation or of any entity controlling, controlled by, or under common control with the corporation.
Section 3.13.    Subcommittees. A committee shall have the authority to create a subcommittee comprised solely of one or more members of the committee and shall have such authority and/or limitations specified by the committee’s chair, provided; however, that the authority conferred upon the subcommittee cannot exceed the overall authority of the committee itself.
Section 3.14.    Informal Action by Directors. Any action required or permitted to be taken at a meeting of the Directors or a committee of the Board may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all of the Directors or committee members in office is filed with the Secretary of the corporation. Any action without a meeting of the Board or a committee of the Board shall be limited to those situations where time is of the essence and not in lieu of a regularly scheduled meeting.
Section 3.15.    Vacancies. Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of Directors, may be filled either (i) by a majority vote of the remaining members of the Board though less than a quorum, or by a sole remaining Director, or (ii) by the Voting Shareholders, but only if the total votes cast by the Voting Shareholders “FOR” the election of such Director represents a majority of the total Class B Shares then outstanding, and each person so selected under clause (i) or (ii) above shall be a Director to serve for the balance of the unexpired term, and until a successor has been selected and qualified or until his or her earlier death, resignation or removal.

Section 3.16.    Removal of Directors.
(a)    Removal by the Shareholders. The entire Board of Directors, or any class of the Board, or any individual Director may be removed from office, with or without assigning any cause, by the vote of the holders of a majority of the Class B Shares then outstanding. In case the Board or any class of the Board or any one (1) or more Directors are so removed, new Directors may be elected at the same meeting of Shareholders in accordance with the provisions of Section 3.15 of these bylaws.
(b)    Removal by the Board. The Board of Directors may declare vacant the office of a Director who has been judicially declared of unsound mind or who has been convicted of an offense punishable by imprisonment for a term of more than one (1) year or if, within sixty (60) days after notice of his or her selection, the Director does not accept the office either in writing or by attending a meeting of the Board of Directors.
Section 3.17.    Compensation. The Board of Directors has the responsibility and authority to determine the compensation of directors and officers elected by the Board of Directors in connection with their service to the corporation and a Director may be a salaried officer of the corporation, who shall not receive any additional compensation as a Director. The acceptance of gifts of significant value from persons associated with the corporation may impair the ability of the Board of Directors to establish appropriate levels of compensation and incentives for directors and officers elected by the Board of Directors that the Board considers appropriate. For these reasons, a director or an officer elected by the Board of Directors may not accept, or arrange for any member of his or her immediate family to receive, gifts or gratuities of other than nominal or insignificant value from any of the following persons or members of their immediate families: a director or officer elected by the Board of Directors, an employee of the corporation, or any person elected by the Board of Directors who is known to be a beneficial owner of more than five percent (5%) of the outstanding capital stock of any class of the corporation. If a gift or gratuity of more than nominal or insignificant value is received from any such persons, the gift or gratuity must be returned and the Board of Directors notified. Gifts or gratuities from any person to any member of the immediate family of such person are not prohibited by this Section 3.17.
Section 3.18. Chairman of the Board and Vice Chairman.

(a) Election. The Board of Directors shall annually elect one of its own members to be Chairman of the Board, and may remove or replace such person at any time and for any reason.

(b) Duties. The Chairman of the Board shall preside at all meetings of the Shareholders and of the Board of Directors, and shall perform such other duties as from time to time may be assigned by the Board of Directors. The Chairman of the Board may serve as the Chief Executive Officer of the corporation under Article IV of these bylaws if provided by resolution of the Board of Directors, but otherwise the Chairman of the Board shall not be an officer of the corporation. If he or she is not serving as the Chief Executive Officer of the corporation, the Chairman of the Board shall also serve as a regular member and Chairman of the Executive Committee of the Board of Directors

unless another member shall be designated Chairman of that committee by resolution of the Board of Directors. The Chairman of the Board, while not serving as an officer or employee of the corporation, shall also serve as ex-officio member of all other committees of which he or she is not a designated member. As an ex-officio member of a committee, the Chairman of the Board shall have a vote on each such committee, except the Audit Committee, but shall not be subject to any committee meeting attendance requirements and his or her attendance at any such committee meeting shall not be used for the purpose of establishing a quorum.

(c) Vice Chairman. The Board of Directors may, but is not required to, annually elect one of its members to be Vice Chairman of the Board, and may remove or replace such person at any time and for any reason. The Vice Chairman of the Board shall perform the duties (including ex-officio membership on committees) of the Chairman of the Board when the Chairman of the Board is absent or unable to act or during such time as no individual is serving as Chairman of the Board, and the Vice Chairman of the Board shall perform such other duties as from time to time may be assigned by the Board of Directors.

(d) Presiding Director. If a meeting of the Board of Directors is properly and lawfully convened and the Chairman of the Board and the Vice Chairman of the Board (if any) are both absent, then a majority of the remaining Directors present at such meeting shall appoint from among themselves a Director to preside over the meeting.

ARTICLE IV

Officers
Section 4.01.    Number. The officers of the corporation shall be a President, a Secretary, a Treasurer, and as many Executive Vice Presidents and Senior Vice Presidents as from time to time may be determined by the Board of Directors. The President, Secretary and Treasurer may not be the same person. All officers of the corporation must be natural persons. There shall also be as many Vice Presidents and Assistant Officers as from time to time may be determined by the Chief Executive Officer. The Chairman of the Board shall be an officer of the corporation only to the extent he or she is designated as the Chief Executive Officer of the corporation by resolution of the Board of Directors adopted in accordance with Section 3.18 of these bylaws. Other officers, as from time to time may be determined, may be added by resolution of the Board of Directors.
Section 4.02.    Election, Appointment and Term of Office. The Board of Directors shall elect annually at their first meeting following the Annual Meeting of Shareholders, the following officers to serve at the pleasure of the Board:

(1)	the three (3) highest paid officers of the corporation,

(2)	the President if he or she is not among the three (3) highest paid officers, and

(3)	such other officers as the Board of Directors from time to time may designate by resolution.
All officers not required to be elected by the Board or not designated by the Board to be elected by the Board shall be appointed by the Chief Executive Officer to serve at his or her pleasure.
Section 4.03.    Standard of Care. An officer of the corporation shall perform his or her duties as an officer in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. A person who so performs his or her duties shall not be liable by reason of having been an officer of this corporation.
Section 4.04.    Duties and Responsibilities. Officers of the corporation shall have the duties and responsibilities assigned to them in their respective position descriptions approved by the Board of Directors for the Chief Executive Officer and approved by the Chief Executive Officer for all other officers in addition to the following duties and responsibilities of the various offices:
(a)    President. Unless the Chairman of the Board is designated as the Chief Executive Officer of the corporation by resolution of the Board of Directors adopted in accordance with Section 3.18 of these bylaws, the President shall be the Chief Executive Officer of the corporation and in such capacity shall have general supervision of the business, affairs and property of the corporation and over its several officers. If the Chairman of the Board is serving as the Chief Executive Officer of the corporation in accordance with Section 3.18 of these bylaws, the President shall not be the Chief Executive Officer of the corporation and instead shall only have such duties and responsibilities as from time to time may be assigned by the Chief Executive Officer or the Board of Directors.
(b)    Secretary. The Secretary, or an Assistant Secretary, shall be present at all meetings of the Board of Directors and of the Shareholders, and the Secretary shall keep a record of all proceedings of the Board and its committees and the Shareholders. The Secretary shall notify the Shareholders and members of the Board of all regular and special meetings, have charge of the corporate seal and of the books and records of the corporation pertaining to actions of the Board or the Shareholders, and shall have such other duties and authority as prescribed by the Pennsylvania Business Corporation Law and any other applicable law. The Secretary shall also perform such duties as are customary and incident to the office of the Secretary and shall have such other duties as from time to time may be assigned by the Chief Executive Officer or the Board of Directors.
(c)    Treasurer. The Treasurer shall have the care and custody of all funds and securities of the corporation, depositing the same in the name of the corporation with such bank or banks as the Board of Directors may select. The Treasurer shall also perform such duties as are customary and incident to the office of Treasurer and shall have such other duties as from time to time may be assigned by the Chief Executive Officer or the Board of Directors.

(d)    Executive Vice Presidents. An Executive Vice President shall, in the absence of the President, perform all the duties of the President. If there is more than one (1) Executive Vice President, the Chief Executive Officer may designate one (1) of them to be senior. Executive Vice Presidents shall also have such other duties and responsibilities as from time to time may be assigned by the Chief Executive Officer or the Board of Directors.
(e)    Senior Vice Presidents, Vice Presidents, Assistant Vice Presidents and Other Officers. Senior Vice Presidents, Vice Presidents, Assistant Vice Presidents and other officers shall perform such duties as from time to time may be assigned by the Chief Executive Officer.
Section 4.05.    Compensation. The compensation of officers elected by the Board of Directors shall be fixed by the Board of Directors subject to change from time to time as the Board may determine; and the compensation of officers, assistant officers, and agents appointed by the Chief Executive Officer shall be fixed by the Chief Executive Officer subject to change from time to time as the Chief Executive Officer shall determine.
ARTICLE V

Share Certificates and Their Transfer
Section 5.01.    Share Certificates.
(a)    Form. Certificates for shares of the corporation shall be in such form as approved by the Board of Directors, and shall state that the corporation is incorporated under the laws of Pennsylvania, the name of the person to whom issued, and the number and class of shares and the designation of the series (if any) that the certificate represents. The share register or transfer books and blank share certificates shall be kept by the Secretary or by any transfer agent or registrar designated by the Board of Directors for that purpose.
(b)    Issuance. The share certificates of the corporation shall be numbered, dated, and registered in the share register on transfer books of the corporation as they are issued. They shall be signed by the Chairman of the Board or the President and by the Secretary or the Treasurer, and shall bear the corporate seal, which may be a facsimile, engraved or printed; but where such certificate is signed by a transfer agent or a registrar the signature of any corporate officer upon such certificate may be a facsimile, engraved or printed. In case any officer who has signed, or whose facsimile signature has been placed upon, any share certificate shall have ceased to be such officer because of death, resignation or otherwise, before the certificate is issued, it may be issued with the same effect as if the officer had not ceased to be such at the date of its issue. The provisions of this Section 5.01 shall be subject to any inconsistent or contrary agreement at the time between the corporation and any transfer agent or registrar.
Section 5.02.    Transfer of Shares. Transfer of shares of the corporation shall be made on the books of the corporation by the registered holder thereof or by his attorney thereunto authorized by a power of attorney, duly executed and filed with the Secretary of the corporation and upon surrender for cancellation of the certificate or certificates for such shares. No transfer shall be made inconsistent with the provisions of the Uniform Commercial Code, 13 Pa.C.S. §§8101 et. seq., and its amendments and supplements.
Section 5.03.    Record Holder of Shares. The corporation shall be entitled to treat the person in whose name any share or shares of the corporation stand on the books of the corporation as the absolute owner thereof, and shall not be bound to recognize any equitable or other claim to, or interest in, such share or shares on the part of any other person.
Section 5.04.    Lost, Destroyed or Mutilated Certificates. The holder of any shares of the corporation shall immediately notify the corporation of any loss, destruction or mutilation of the certificate therefor, and the Secretary may, in his discretion, cause a new certificate or certificates to be issued to such holder, in case of mutilation of the certificate, upon the surrender of the mutilated certificate or, in case of loss or destruction of the certificate, upon satisfactory proof of such loss or destruction and, if the Secretary shall so determine, the deposit of a bond in such form and in such sum, and with such surety or sureties, as he may direct.
ARTICLE VI

Corporate Actions
Section 6.01.    Voting Securities of Other Corporations. Securities held by the corporation in any other corporation shall be voted in person or by proxy by the Chief Executive Officer or any other person duly authorized by the Chief Executive Officer.
ARTICLE VII

Indemnification of Directors, Officers and Employees
Section 7.01.    (The provisions of this Section 7.01 were adopted by the Shareholders on April 28, 1987.)
The Company shall indemnify any Director, officer or employee, who was or is a party to, or is threatened to be made a party to or who is called as a witness in connection with, any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation by reason of the fact that he is or was a Director, officer or employee of the corporation, or is or was serving at the request of the corporation as a Director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, contract, vote of Shareholders, vote of disinterested Directors or pursuant to the direction, howsoever embodied, of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. It is the policy of the corporation that indemnification of, and advancement of expenses to, Directors, officers and employees of the corporation shall be made to the fullest extent permitted by law. To this end, the provisions of this Article VII shall be deemed to have been amended for the benefit of Directors, officers and employees of the corporation effective immediately upon any modification of the Business Corporation Law of the Commonwealth of Pennsylvania (the "BCL") or the Directors' Liability Act of the Commonwealth of Pennsylvania (the "DLA") which expands or enlarges the power or obligation of corporations organized under the BCL or subject to the DLA to indemnify, or advance expenses to, Directors, officers and employees of the corporation.
The corporation shall pay expenses incurred by an officer, Director or other employee in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such person.
The corporation shall have the authority to create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner, its indemnification obligations, whether arising under these bylaws or otherwise. This authority shall include, without limitation, the authority to (i) deposit funds in trust or in escrow, (ii) establish any form of self-insurance, (iii) secure its indemnity obligation by grant of a security interest, mortgage or other lien on the assets of the corporation, or (iv) establish a letter of credit, guaranty or surety arrangement for the benefit of such persons in connection with the anticipated indemnification or advancement of expenses contemplated by this Article VII. The provision of this Article VII shall not be deemed to preclude the indemnification of, or advancement of expenses to, any person who is not specified in this Section 7.01, but whom the corporation has the power or obligation to indemnify, or to advance expenses for, under the provisions of the BCL or the DLA or otherwise. The authority granted by this Section 7.01 shall be exercised by the Board of Directors of the corporation.
Section 7.02.    Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision of this Article VII, the corporation shall not indemnify any person under this Article VII for any liability incurred in an action, suit or proceeding initiated (which shall not be deemed to include counterclaims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the Directors in office. This Section 7.02 does not apply to successfully prosecuting or defending the rights of any person to indemnification granted by or pursuant to this Article VII.
ARTICLE VIII

Amendments
Section 8.01.    Amendments. These bylaws may be altered, amended or repealed and new bylaws adopted, either (i) by vote of the holders of a majority of the Class B Shares then outstanding at any duly organized annual or special meeting of Shareholders, or (ii) with respect to those matters that are not by statute committed expressly to the Shareholders and (except as provided in the next sentence) regardless of whether the Shareholders have previously adopted or approved the bylaw being amended or repealed, by vote of a majority of the Board of Directors of the corporation in office at any regular or special meeting of the Board of Directors. Notwithstanding the provisions of clause (ii) above, the Board of Directors may not alter, amend, waive or repeal (A) any provision of any of the following sections:
2.01 Annual Meeting
2.02 Special Meetings
2.06 Informal Action by Class B Shareholders
2.07 Shareholder Proposals
3.02 [Directors] Number, Tenure and Qualifications
3.15 Vacancies
3.16 Removal of Directors
8.01 Amendments

or (B) any provision of these bylaws adopted by the Voting Shareholders after December 18, 2006, nor may the Board of Directors adopt any new bylaw that is inconsistent in any respect with any of the bylaws referred to in the foregoing clauses (A) or (B). Any change in these bylaws shall take effect when adopted unless otherwise provided in the resolution affecting the change. The Board of Directors shall appropriately amend or eliminate, or cause to be appropriately amended or eliminated, any provision of any charter of any committee of the Board of Directors, or any guideline or procedure of the Board of Directors or any of its committees, which is inconsistent in any respect with any of the bylaws referred to in clauses (A) or (B) of the preceding sentence, and shall refrain from adopting any such inconsistent charter provision, guideline or procedure.